Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement is entered into as of October 17, 2005, by and between Digital Insight Corporation, a Delaware corporation (“Borrower”), and City National Bank, a national banking association (“CNB”).

RECITALS

A. Borrower and CNB are parties to that certain Credit Agreement, dated as of October 25, 2002, as amended by that certain First Amendment to Credit Agreement dated as of October 31, 2003, that certain Second Amendment to Credit Agreement dated as of October 29, 2004, and that certain Third Amendment to Credit Agreement dated as of January 26, 2005 (the Credit Agreement, as herein amended, hereinafter the “Credit Agreement”).

B. Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.	Amendments. The Credit Agreement is amended as follows:

2.1	The definition of Commitment Fee in the Credit Agreement is stricken and replaced with the following:

“Commitment Fee” will be equal to 0.15%, calculated on a per annum basis based upon a 360 day year, of the average daily difference between the Revolving Credit Commitment and the sum of the Revolving Credit Loans and Letters of Credit outstanding.

2.2	The definition of Operating Income in the Credit Agreement is stricken and replaced with the following:

“Net Income” means net income, before taxes, computed in accordance with GAAP.

2.3	The definition of Termination Date in the Credit Agreement is stricken and replaced with the following:

““Termination Date” shall be October 31, 2007, unless the Revolving Credit Commitment is renewed for an additional term by CNB giving Borrower prior written notice of such renewal, in which event the Termination Date will mean the renewed maturity date of the Revolving Credit Commitment set forth in the notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 8.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.”

2.4	Section 2.1 (Facility No. 1: Revolving Credit Loans.) is stricken and replaced with the following:

“2.1 Facility No. 1: Revolving Credit Loans. CNB agrees to make loans (“Revolving Credit Loans”) to Borrower up to, but not including, the Termination Date, at Borrower’s request, up to the amount of Thirty Million Dollars ($30,000,000.00) (the “Revolving Credit Commitment”) outstanding at any time. The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Revolving Credit Commitment less the amount of outstanding Letters of Credit issued under this Agreement. All Revolving Credit Loans will be paid by Borrower to CNB on the Termination Date. The Revolving Credit Loans will be evidenced by a promissory note (“Revolving Credit Note”) in the form attached hereto as Exhibit B.

2.5	Section 5.2.1 is stricken and replaced with the following:

Within forty-five (45) days after the end of each quarterly accounting period of each fiscal year, except for the last quarterly accounting period, a copy of Borrower’s Form 10-Q, or in lieu thereof, a financial statement consisting of not less than a balance sheet, and income statement, reconciliation of net worth and statement of cash flows, with notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, which financial statement may be internally prepared;

2.6	Section 5.9. (Financial Tests) is stricken and replaced with the following:

“5.9 Financial Tests. Borrower will maintain:

“5.9.1 Tangible Net Worth of not less than $110,000,000.00 at all times;

“5.9.2 Quarterly Net Income of greater than $4,000,000.00;

“5.9.3 A ratio of Current Assets to Current Liabilities of not less than 1.50 to 1 at all times;”

2.7	Section 6.2 (Sale of Assets) is stricken and replaced with the following:

“6.2 Sale of Assets. Sell, lease or otherwise dispose of any of Borrower’s or any Subsidiary’s assets, other than in the ordinary course of business, apart from sales of assets in an amount not to exceed $30,000,000.00 in any calendar year.

2.8	Section 6.9 (Capital Expenditures) is stricken and replaced with the following:

“Capital Expenditures. Make or be committed to make, directly or indirectly, expenditures for capital assets (including any capitalized lease expenditure) amounting, in the aggregate for Borrower and all Subsidiaries in any one fiscal year, to more than $30,000,000.00.”

3.	Existing Agreement. Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.	Conditions Precedent. This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB’s satisfaction:

4.1	CNB shall have received this Amendment duly executed by Borrower; and

4.2	CNB shall have received a renewal Fee for the period equal to $30,000.

5.	Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.	Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Borrower”	Digital Insight Corporation, a
Delaware corporation

	By:	/s/ Paul J. Pucino
Paul J. Pucino, EVP/CFO

“CNB”	City National Bank, a
national banking association

	By:	/s/ Peter Palsson
Peter Palsson, Vice President

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